UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Medbox Proceeds with Court Approval Process for Settlements of Class and Derivative Claims

As previously announced on October 22, 2015, Medbox entered into settlements in principle, conditioned upon court approval, of certain class and derivative claims.

Class Settlement

On December 1, 2015, Medbox and the class plaintiffs in Josh Crystal v. Medbox, Inc., et al., Case No. 2:15-CV-00426-BRO (JEMx), pending before the United States District Court for the Central District of California (the “Court”) notified the Court of the settlement. The Court has stayed the action pending the Court’s review of the settlement and directed the parties to file a stipulation of settlement on or before December 18, 2015. If preliminarily approved, the settlement provides for notice to be given to the class, a period for opt outs and a final approval hearing. The principal terms of the settlement are:

•	A cash payment to a settlement escrow account in the amount of $1,850,000 of which $150,000 will be paid by the Company and $1,700,000 will be paid by the Company’s insurers;

•	A transfer of 2,300,000 shares of Medbox common stock to the settlement escrow account, of which 2,000,000 shares would be contributed by Medbox and 300,000 shares by Bruce Bedrick;

•	The net proceeds of the settlement escrow, after deduction of Court-approved administrative costs and any Court-approved attorneys’ fees and costs would be distributed to the Class;

•	Releases of claims and dismissal of the action.

By entering into the settlement, the settling parties have resolved the class claims to their mutual satisfaction. Defendants have not admitted the validity of any claims or allegations and the settling plaintiffs have not admitted that any claims or allegations lack merit or foundation.

Derivative Settlements

As previously announced on October 22, 2015, on October 16, 2015, the Company, in its capacity as a nominal defendant, entered into a memorandum of understanding of settlement (the “Settlement”) in the following shareholder derivative actions: (1) Mike Jones v. Guy Marsala, et al., in the U.S. District Court for Central District of California; (2) Jennifer Scheffer v. P. Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (3) Kimberly Y. Freeman v. Pejman Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (4) Tyler Gray v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (5) Robert J. Calabrese v. Ned L. Siegel, et al., in the U.S. District Court for the District of Nevada; (6) Patricia des Groseilliers v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (7) Michael A. Glinter v. Pejman Vincent Mehdizadeh, et al., in

the Superior Court of the State of California for the County of Los Angeles (the “Shareholder Derivative Lawsuits”). In addition to the Company, Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick, Thomas Iwanski, Guy Marsala, J. Mitchell Lowe, Ned Siegel, and C. Douglas Mitchell were named as defendants in all of the lawsuits, and Jennifer S. Love was named in all of the lawsuits but the Scheffer action (the “Individual Defendants”).

On December 3, 2015, the parties in the Jones v. Marsala action advised the Court of the settlements in the Shareholder Derivative Lawsuits and that the parties would be submitting the settlement to the Court in the Jones action for approval. By the terms of the settlement, such approval would provide for a release of the claims in the Shareholder Derivative Actions and a bar against continued prosecution of all claims covered by the release. By entering into the Settlement, the settling parties have resolved the derivative claims to their mutual satisfaction. The Individual Defendants have not admitted the validity of any claims or allegations and the settling plaintiffs have not admitted that any claims or allegations lack merit or foundation.

Under the terms of the Settlement, the Company agrees to adopt and adhere to certain corporate governance processes in the future. In addition to these corporate governance measures, the Company’s insurers, on behalf of the Individual Defendants, will make a payment of $300,000 into the settlement escrow account and Messrs. Mehdizadeh and Bedrick will deliver 2,000,000 and 300,000 shares, respectively, of their Medbox, Inc. common stock into the settlement escrow account. Subject to Court approval, the funds and common stock in the settlement escrow account will be paid as attorneys’ fees and expenses, or as service awards to plaintiffs.

The Settlement remains subject to approval by the Court. The Court must determine whether (1) the terms and conditions of the Settlement are fair, reasonable, and adequate in the best interest of the Company and its stockholders, (2) if the judgment, as provided for in the Settlement, should be entered, and (3) if the request of plaintiff’s counsel for an award of attorneys’ fees and reimbursement of expenses should be granted.

The Company does not expect the proposed Class or Derivative settlements would have a material impact on its financial condition or operating results.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated December 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: December 7, 2015	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
	Title:	Interim Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 7, 2015.